As filed with the Securities and Exchange Commission on September 10, 2025

Securities Act File No. 333-283156

 Investment Company Act File No. 811-22472

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2

(check appropriate box or boxes)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	[X]
Pre-Effective Amendment No.	[ ]
Post-Effective Amendment No. 2	[X]
and/or
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	[X]
Amendment No. 39	[X]

RIVERNORTH OPPORTUNITIES FUND, INC.

(Exact name of registrant as specified in charter)

360 South Rosemary Avenue, Suite 1420

West Palm Beach, FL 33401

(Address of principal executive offices)

(303) 623-2577

(Registrant’s Telephone Number)

Marcus L. Collins, Esq.

RiverNorth Capital Management, LLC

360 South Rosemary Avenue, Suite 1420

West Palm Beach, FL 33401

(Names and addresses of agents for service)

Copies to:

Joshua B. Deringer

Faegre Drinker Biddle & Reath LLP

One Logan Square, Ste. 2000

Philadelphia, PA 19103-6996

(215) 988-2700

Approximate Date of Proposed Public Offering: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

[ ]	Check box if the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans.
[X]	Check box if any securities being registered on this Form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933 (“Securities Act”), other than securities offered in connection with a dividend reinvestment plan.
[ ]	Check box if this Form is a registration statement pursuant to General Instruction A.2 or a post-effective amendment thereto.
[ ]	Check box if this Form is a registration statement pursuant to General Instruction B or a post-effective amendment thereto that will become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.
[ ]	Check box if this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction B to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act.

It is proposed that this filing will become effective (check appropriate box)

[ ]	when declared effective pursuant to Section 8(c) of the Securities Act

If appropriate, check the following box:

[ ]	This [post-effective] amendment designates a new effective date for a previously filed [post-effective amendment] [registration statement].
[ ]	This Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: _____.
[ ]	This Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: _____.
[X]	This Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: 333-283156.

Check each box that appropriately characterizes the Registrant:

[X]	Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 (“Investment Company Act”)).
[ ]	Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).
[ ]	Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).
[ ]	A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).
[ ]	Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).
[ ]	Emerging Growth Company (as defined by Rule 12b-2 under the Securities Exchange Act of 1934 (“Exchange Act”).
[ ]	If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.
[ ]	New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 under the Securities Act of 1933, as amended (“Securities Act”), and Post-Effective Amendment No. 38 under the Investment Company Act of 1940, as amended, to the Registration Statement on Form N-2 (File Nos. 333-283156 and 811-22472) of the RiverNorth Opportunities Fund, Inc. (as amended, the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act, solely for the purpose of filing Exhibits d.1, d.2, k.11 and l.3 to the Registration Statement. No changes have been made to Part A, Part B or Part C of the Registration Statement, other than Item 25 (2) of Part C as set forth below. Accordingly, this Post-Effective Amendment No. 2 consists only of the facing page, this explanatory note and Item 25 (2) of the Registration Statement setting forth the exhibits to the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 2 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C - OTHER INFORMATION

Item 25: Financial Statements and Exhibits

2.	Exhibits:
	a.1	Articles of Amendment and Restatement. (1)
	a.2	Certificate of Correction. (6)
	a.3	Articles Supplementary Establishing and Fixing the Rights and Preferences of Perpetual Preferred Shares as of April 6, 2022. (7)
	b.	Bylaws, as amended July 16, 2018. (4)
	c.	Not applicable.
	d.1	Form of Subscription Certificate for Rights Offering.**
	d.2	Form of Notice of Guaranteed Delivery for Rights Offering.**
	e.	Form of Dividend Reinvestment and Cash Purchase Plan. (1)
	f.	Not applicable.
	g.	Investment Advisory Agreement. (7)
	h.1	Sub-Placement Agent Agreement. (12)
	h.2	Distribution Agreement. (12)
	i.	Not applicable.
	j.1	Master Custodian Agreement between Registrant and State Street Bank and Trust Company. (7)
	j.2	Letter Agreement incorporating the Custody Agreement as of September 30, 2022, between Registrant and State Street Bank and Trust Company. (7)
	j.3	Special Custody Agreement. (2)
	k.1	Administrative, Bookkeeping and Pricing Services Agreement. (7)
	k.2	Transfer Agency, Registrar and Dividend Disbursing Agency Agreement. (1)
	k.3	Security Agreement (3)
	k.4	Amendment to Administrative Bookkeeping and Pricing Services Agreement. (4)
	k.5	Distribution Agreement. (5)
	k.6	Amended and Restated Credit Agreement with Pershing LLC. (8)
	k.7	Credit Agreement with BNP Paribas.(9)
	k.8	Credit Agreement with Pershing LLC. (9)
	k.9	Clough Rule 12d1-4 Fund of Funds Investment Agreement dated September 9, 2024. (10)
	k.10	Invesco Rule 12d1-4 Fund of Funds Investment Agreement dated June 21, 2024. (10)
	k.11	Subscription Agent and Information Agent Agreement.**
	l.1	Opinion and Consent of Shapiro Sher Guinot & Sandler, P.A. (9)
	l.2	Opinion and Consent Faegre Drinker Biddle & Reath LLP. (9)
	l.3	Consent of Counsel**
	m.	Not applicable.
	n.	Consent of Independent Registered Public Accounting Firm. (11)
	o.	Not applicable.
	p.	Initial Subscription Agreement. (1)
	q.	Not applicable.
	r.	Combined Code of Ethics for the Registrant and RiverNorth Capital Management, LLC. (8)
	s.	Calculation of Filing Fees Tables. (9)
	t.	Powers of Attorney. (9)

(1)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-169317 and 811-22472, as filed with the Securities and Exchange Commission on November 25, 2015.
(2)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-220156 and 811-22472, as filed with the Securities and Exchange Commission on August 24, 2017.
(3)	Incorporated by reference from the Registration Statement on Form N-2/A, File no. 333-220156 and 811-22472, as filed with the Securities and Exchange Commission on October 3, 2017.

(4)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-225152 and 811-22472, as filed with the Securities and Exchange Commission on July 24, 2018.
(5)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-225152 and 811-22472, as filed with the Securities and Exchange Commission on November 20, 2020.
(6)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-257554 and 811-22472, as filed with the Securities and Exchange Commission on September 15, 2021.
(7)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-261239 and 811-22472, as filed with the Securities and Exchange Commission on October 14, 2022.
(8)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-274473 and 811-22472, as filed with the Securities and Exchange Commission on September 12, 2023.
(9)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-283156 and 811-22472, as filed with the Securities and Exchange Commission on November 12, 2024.
(10)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-283156 and 811-22472, as filed with the Securities and Exchange Commission on February 18, 2025.
(11)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-283156 and 811-22472, as filed with the Securities and Exchange Commission on March 21, 2025.
(12)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-283156 and 811-22472, as filed with the Securities and Exchange Commission on May 21, 2025.

**	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of West Palm Beach, and the state of Florida, on the 10th day of September, 2025.

RIVERNORTH OPPORTUNITIES FUND, INC.

By	/s/ Patrick W. Galley
Patrick W. Galley, President

Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

/s/ Patrick W. Galley	President (Principal Executive Officer)	September 10, 2025
Patrick W. Galley

/s/ Jonathan M. Mohrhardt	Treasurer (Principal Financial Officer)	September 10, 2025
Jonathan M. Mohrhardt

/s/ Patrick W. Galley	Chairman of the Board and Director	September 10, 2025
Patrick W. Galley

*	Director	September 10, 2025
John K. Carter

*	Director	September 10, 2025
J. Wayne Hutchens

*	Director	September 10, 2025
Lisa B. Mougin

*	Director	September 10, 2025
Jerry R. Raio

*	Director	September 10, 2025
David M. Swanson

* By:	/s/ Patrick W. Galley
	Name:	Patrick W. Galley
	Title:	Attorney-in-Fact
	Date:	September 10, 2025

*	Original powers of attorney authorizing Joshua B. Deringer, David L. Williams and Patrick W. Galley to execute Registrant's Registration Statement, and Amendments thereto, for the directors of the Registrant on whose behalf this Registration Statement is filed were previously executed and were filed on November 12, 2024 as Exhibit t to the Registrant's Registration Statement on Form N-2 (File No. 333-283156).

INDEX TO EXHIBITS

Exhibit No.	Description
d.1	Form of Subscription Certificate for Rights Offering.
d.2	Form of Notice of Guaranteed Delivery for Rights Offering.
k.11	Subscription Agent and Information Agent Agreement.
l.3	Consent of Counsel